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                                   EXHIBIT 12
                         JOSTENS, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

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                                                                                                               Six          Year
                                   Three months ended                      Years ended                     months ended    ended
                                   -------------------   ------------------------------------------------  ------------- ----------
                                   March 31,  April 1,   December 31,  January 1,  January 2,  January 3,  December 28,   June 30,
Dollars in thousands                 2001      2000         2000         2000        1999        1998         1996          1996
------------------------------------------------------   ------------------------------------------------  ----------   ----------
Earnings
Income (loss) from continuing
operations before income taxes     $(20,982)   $9,505       $2,160     $74,659     $83,520     $93,383          $26      $87,479

Interest expense
(excluding capitalized interest)     21,688     1,939       60,252       7,486       7,026       6,866        4,330        9,403

Portion of rent expense under
long-term operating leases
representative of an interest
factor                                  339       322        1,121       1,483       1,233       2,133        1,070        2,103
-----------------------------------------------------      -------------------------------------------       ------   ----------
Total earnings                       $1,045   $11,766      $63,533     $83,628     $91,779    $102,382       $5,426      $98,985
=====================================================      ===========================================       ======   ==========

Fixed charges
Interest expense (including
capitalized interest)               $21,688    $1,939      $60,252      $7,887      $7,729      $6,866       $4,330       $9,403

Portion of rent expense under
long-term operating leases
representative of an interest
factor                                  339       322        1,121       1,483       1,233       2,133        1,070        2,103
-----------------------------------------------------      -------------------------------------------       ------   ----------
Total fixed charges                 $22,027    $2,261      $61,373      $9,370      $8,962      $8,999       $5,400      $11,506
=====================================================      ===========================================       ======   ==========

Ratio of earnings to fixed charges      0.0       5.2          1.0         8.9        10.2        11.4          1.0          8.6

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